UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-12

                        GYRODYNE COMPANY OF AMERICA, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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This filing consists of a letter and proxy card mailed by the Registrant to its shareholders on November 20, 2006.

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                        Gyrodyne Company of America, Inc.
                One Flowerfield, Suite 24, Saint James N.Y. 11780

                                                    November 20, 2006

Dear Shareholders:

Last week an investment group calling itself Bulldog Investors, led by Phillip Goldstein and Andrew Dakos, announced that they intend to conduct a proxy solicitation to elect three of their hand-picked nominees to our Board of Directors and to abolish the Company's shareholders rights plan at our annual shareholders meeting on December 7, 2007. If you receive proxy solicitation materials from this group we urge you NOT to grant them your proxy. We have notified the Bulldog group that they have failed to comply with the advance notice requirements of our Bylaws and therefore their proposals will be ruled out of order at the meeting.

Your Board of Directors and the Company's nominees for election at the annual meeting have been and will continue to act in the best interest of all of our shareholders.

Recently, a member of the Bulldog group was quoted in a local business newspaper attacking the management and direction of our Company and mischaracterizing recent events, particularly with respect to our strategic plan to create maximum value for your shares. We would therefore like to take this opportunity to set the record straight.

A part of Gyrodyne's corporate repositioning plan is to convert to a real estate investment trust ("REIT"), which, among other things, is intended to allow us to avoid corporate tax on operating income, shelter post-REIT asset appreciation from corporate tax and provide a more efficient structure to acquire real property. We believe REIT status will maximize after-tax proceeds to our shareholders when compared with other alternatives. We believe these are reasonable goals and that our management team is well qualified to manage Gyrodyne as a REIT while we position the company for a shareholder liquidity event that we believe is in the best interest of all of our shareholders. You should also be aware that, contrary to assertions made by members of the Bulldog group, management has not been issued any stock options in over three and a half years. Indeed, our stock option plan has expired and the Board has not pursued implementing a new plan. Management has continued to be motivated toward increasing shareholder value. In fact, our stock price has increased from $16.95 at fiscal year end 2002 to $47.40 at fiscal year end 2006, a compound annual growth rate of 29%.

Last year, our shareholders voted overwhelmingly against a shareholder proposal calling for the engagement of an investment banking firm for the sole purpose of selling the Company. The rationale for defeating such a proposal is even more applicable now. We urge you to continue your support of our current strategy and management team.

Strategic Plan Update
---------------------

Following New York State's condemnation of 245.5 acres of our Flowerfield property and at our December 2005 annual meeting, we presented our strategic plan to maximize shareholder value. As indicated above, the basis of our plan is conversion to a REIT and the realization of one or more liquidity events for our shareholders. Also contrary to Bulldog's comments, we did not project shareholder liquidity events in the immediate future, but rather indicated that we planned to achieve one or more liquidity events in a

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reasonable amount of time with maximization of shareholder value. In fact, our
Chairman stated that the Board believed "that an immediate liquidation of the Company's assets at this time would not be in the best interest of our shareholders". Conversion to a REIT creates a corporate vehicle that will be tax efficient, allows for the Company to maximize appreciation in the value of its current real estate holdings, and has the clear potential to promote liquidity events. We also reported to you that, from a timing standpoint, a best case scenario to complete the litigation for additional compensation on the condemned Flowerfield acreage was two years. We believe that timeframe represents a reasonable period in which to pursue liquidity events.

Not long thereafter, in April 2006, the Bulldog group offered to acquire all of the outstanding shares of Gyrodyne for $48.00 per share when our shares were trading at $45.00. The offer was rejected as the Board concluded that the Company's prospects were substantially superior to the proposal.

The proceeds of the $26.3 million advance payment we received in connection with the condemnation of 245.5 acres of the Flowerfield property (the "Advance Payment") have been temporarily invested in securitized U.S. government agency securities which are REIT qualified investments. Additionally, we have been reviewing alternative investments in income producing properties and pursuing an exit strategy for the remaining 68 acres of the Flowerfield property in Saint James, New York.

In that regard, although several parties have expressed interest during this past year in acquiring an option to buy the Flowerfield property, all such offers are subject to achieving specific development rights without risk to the acquirer and without reasonable consideration to the Company for that privilege. We believe that pursuing the development rights ourselves will significantly enhance the value of the property and expedite a liquidity event. That process began in the latter part of the summer and details will follow shortly once the formal development applications have been submitted.

The funds received in the Advance Payment from the condemnation can be reinvested efficiently on a tax deferred basis under Section 1033 of the Internal Revenue Code. The tax deferral relating to reinvestment of the Advance Payment amounts to approximately $8.5 million. In keeping with our strategic plan, and in an effort to maximize shareholder value and return on investment, we entered into a contract to purchase ten (10) buildings in a Long Island based medical park encompassing approximately 40,000 square feet of rentable space and had a 97% occupancy rate at contract signing. The purchase price of $8,850,000 fully qualifies as a 1033 exchange and as a qualified REIT investment. These buildings are separately deeded and multi-tenanted and thereby provide greater flexibility for liquidity and minimal risk to tenant turnover. The geographic proximity of this property to the Flowerfield complex allows for efficient management by our existing staff and the funding includes the assumption of a $5.6 million adjustable rate mortgage at the current rate of 5.75% through 2012.

On another front, we have been focused on the presentation of our claim for $158 million in additional compensation for the condemned property and anticipate that the Company will be heard in the Court of Claims of the State of New York in the spring of 2007.

Lastly, with respect to our existing assets, the Company has a 10.93% limited partnership investment in a 3500+ acre citrus grove located in Palm Beach County, Florida which is the subject of a major development plan. My message in the annual report outlines the positive events surrounding the grove which, despite reported setbacks in the Florida real estate market, was recently appraised for an amount in excess of $205 million, an increase of 25% over the prior year.

More recently, Mr. Nader Salour has joined our Board of Directors. Mr. Salour is a principal of Cypress Realty of Florida, an affiliate of Cypress Real Estate Advisors, a large land development and investment company headquartered in Texas. Mr. Salour brings a broad range of real estate experience to the Company which we expect to benefit greatly from as we pursue our strategic plan.

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We believe we have the right plan and management team in place to maximize value for all of our shareholders. We look forward to your continued support and ask that you return the enclosed proxy card in the envelope provided herewith.

Very truly yours,

Stephen V. Maroney
President & CEO

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                        GYRODYNE COMPANY OF AMERICA, INC.

                ANNUAL MEETING OF SHAREHOLDERS, DECEMBER 7, 2006

                                 Revocable Proxy

                 PROXY/AUTHORIZATION AND DIRECTION FOR EXECUTION
             OF PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby designates Stephen V. Maroney and Peter Pitsiokos, and each of them, their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GYRODYNE COMPANY OF AMERICA, INC. to be held at Flowerfield Celebrations, Mills Pond Road, St. James, New York 11780 on Thursday, December 7, 2006 at 11:00 A.M., and any adjournment thereof, and revoking all proxies heretofore given, as designated hereon. As to any other matter, the proxies shall be authorized to vote in accordance with their best judgment. This proxy shall remain in effect for a period of one year from its date.

     SIGN BELOW - Please sign exactly as your name appears hereon. If shares are registered in more than one name, all should sign but if one signs, it binds the others. When signing as attorney, executor, administrator, agent, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized person. If a partnership, please sign partnership name by an authorized person.

Dated  ____________________________        Signature____________________________

                                           Signature____________________________

THIS PROXY/AUTHORIZATION AND DIRECTION FOR EXECUTION OF PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE FOR A PROPOSAL, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Receipt of the Proxy Statement and Annual Report is hereby acknowledged.

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           A vote FOR Item 1 is recommended by the Board of Directors.

1. To elect three directors to serve for a term of three years and until their successors shall be elected and shall qualify:

     Paul L. Lamb            Term Expiring 2009     [ ] FOR      [ ] WITHHELD
     Nader G.M. Salour       Term Expiring 2009     [ ] FOR      [ ] WITHHELD
     Richard B. Smith        Term Expiring 2009     [ ] FOR      [ ] WITHHELD

           A vote FOR Item 2 is recommended by the Board of Directors.

2. To ratify the engagement of Holtz Rubenstein Reminick LLP as Certified Public Accountants for the current fiscal year.

                       [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

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The statements made in this Schedule 14A that are not historical facts contain
"forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the Long Island, New York and Palm Beach County, Florida real estate markets, the ability to obtain additional capital or a viable merger candidate in order to develop the existing real estate and other risks detailed from time to time in our SEC reports. We assume no obligation to update the information in this Schedule 14A.